August 22, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Astralis, Inc.
File No. 000-30997

We have read the statements that Astralis, Inc. ("Astralis" or the "Company") has included under Item 4.01 of the Form 8-K report it filed August 18, 2006 regarding the recent change of auditors. We agree with statements made regarding our firm except as noted below.

In the Form 8-K Astralis states:

      During the fiscal years ended December 31, 2005 and 2004 and through August 9, 2006, there were no disagreements with Soldinger on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Soldinger, would have caused Soldinger to make reference thereto in their reports on the financial statements for such years.

This is not correct as there were three disagreements between ourselves and Astralis as defined under Item 304 of Regulation S-B. Disagreements occurred in each of the last two fiscal years of Astralis and during the first interim quarter period in 2006. All issues were discussed with the audit committee and members of management with decision level authority. All of the disagreements, if not resolved to our satisfaction, would have caused us to make reference to the subject matter of the disagreement in our report. We have not received any communication from Astralis authorizing us to respond to any inquiries which may be posed to us regarding these disagreements by the successor accountant.

The disagreements were as follows:

      1. In connection with the audit of the Astralis 2004 financial statements we informed management that under SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144") the Company was required to recognize an impairment of its technology access option fee, a finite lived intangible asset. The position of the Astralis management was that no impairment was necessary.

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August 22, 2006
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            We informed management that if they did not comply with SFAS 144 in connection with this matter we would not be able to issue an unqualified opinion in our audit report.

            Subsequently, management agreed that recognition of an impairment was necessary and recorded an impairment in the amount of $2,797,612 as of December 31, 2004.

      2. In connection with the audit of the Astralis 2005 financial statements we notified management the company needed to account for its obligation for penalties that may result from registration rights agreements that Astralis had previously entered into.

            Management did not agree they were required to account for these penalties.

            Subsequently management determined they were required to account for these registration rights penalties and determined a liability value which they recorded in the 2005 financial statements.

            We disagreed with the Company's initial value of the registration rights penalty it planned to record as of March 31, 2006 and certain of the underlying assumptions used in the calculation. Management subsequently reassessed its assumptions used in preparing the March 31, 2006 calculation of the liability and recorded a higher liability amount in the financial statements.

      3. In connection with the audit of the Astralis 2005 financial statements and our SAS 100 review of the Astralis financial statements for first calendar quarter of 2006 we identified certain errors in the financial statements that were not initially identified by the Company's internal control over financial reporting. These errors indicated certain deficiencies existed in the design and operation of Astralis' internal controls over financial reporting that we considered to be material weaknesses under standards of the Public Company Accounting Oversight Board (PCAOB). We communicated these items to the audit committee and members of management with decision level authority.

            In final drafts of the Astralis 2005 Form 10KSB Annual Report and its Form 10QSB Quarterly Report for the first quarter for 2006 Astralis indicated that based on their evaluation as of the end of these respective periods covered by the Annual Report and Quarterly Report that the Astralis interim Chief Executive Officer, interim President and Chief Financial Officer concluded that the Astralis disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were effective to ensure that information required to be disclosed by Astralis in reports filed or submited under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms.

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August 22, 2006
Page 3

            We disagreed with this disclosure and indicated to management that, given the material weaknesses in internal control over financial reporting, SEC regulations and related guidance provided by the SEC staff required the Company to state that Astralis disclosure controls and procedures were not effective.

            Management maintained that, irrespective of the material weaknesses noted in its internal control over financial reporting, they had an effective disclosure controls and procedures.

            We informed the company that if they did not properly represent their disclosure controls we would not be able to issue our audit report for inclusion in Form 10KSB - Annual Report or complete our SAS 100 review.

            Management then revised its statements on the Company's disclosure controls and procedures to indicate they were not effective to ensure that information required to be disclosed by Astralis in reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms.

Astralis reported the deficiencies in its internal controls over financial reporting that we noted and communicated to management in its Form 8-K report it filed August 18, 2006. However, in connection with this disclosure Astralis also stated:

            "Astralis has given permission to Soldinger to respond fully to the inquiries of its successor auditor, Malone & Bailey, in connection with the foregoing disclosures."

We disagree with this statement as we never received any such communication from Astralis.

We have no basis to agree or disagree with other statements made under Item
4.01.

Sincerely,

L J Soldinger Associates LLC

Deer Park, Illinois

cc: Michael Garone, Chief Financial Officer and Interim President
    Jeffrey Baumel, McCarter & English, LLP
    Sam Barnett, audit committee